Special Committee of  ISH Announces Conclusion of Strategic Alternatives Review Process

MOBILE, Ala. – February 25, 2009 – The Special Committee of the Board of Directors of International Shipholding Corporation (NYSE: ISH), consisting of the Board’s five independent members, today announced that it has concluded its previously-announced review of strategic alternatives, with the assistance of its independent financial advisor, Lazard.   As previously disclosed, the Special Committee was formed to review and evaluate with its financial and legal advisors the unsolicited offer made by Liberty Shipping Group LLC, which was subsequently withdrawn, as well as any other proposals and certain alternative courses of action.

After evaluating a range of strategic alternatives, the Special Committee decided to conclude its review process and to recommend that, at this time, the Company remain independent and continue to execute its business strategy.  In reaching its decision, the Special Committee noted its belief that the Company is positioned to  continue to compete effectively with respect to available opportunities in the maritime transportation services industry.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws.  These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks.  Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results.  If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect.  ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact: Manny Estrada
Vice President and Chief Financial Officer
International Shipholding Corporation
251.243.9082
estradmg@intship.com